Exhibit 99.1

Legacy Housing Corporation Reports Full Year 2022 Financial Results

March 15, 2023

BEDFORD, Texas, - Legacy Housing Corporation (the "Company” or “Legacy", NASDAQ: LEGH) today announced its financial results for the full year end December 31, 2022.

Financial Highlights for the Fiscal Year Ended December 31, 2022

◾	Net revenue for the year ended 2022 was $257.0 million, an increase of 30.1% from the year ended 2021.
◾	Income from operations for the year ended 2022 was $78.0 million, an increase of 32.4% from the year ended 2021.
◾	Net income for the year ended 2022 was $67.8 million, an increase of 35.9% from the year ended 2021.
◾	Basic earnings per share for the year ended 2022 was $2.78, an increase of 35.0% from the year ended 2021.
◾	Book value for year ended 2022 was $382.1 million, an increase of 23.5% from the year ended 2021.
◾	Book value per share for year ended 2022 was $15.69, an increase of 22.7% from the year ended 2021.

Duncan Bates, President and Chief Executive Officer, stated: “2022 was a record year for Legacy Housing. Our Texas plants continue to operate near peak capacity and our loan portfolios are performing well. We made progress at our Georgia plant during the fourth quarter. Production is improving but still below historical levels. Despite a challenging market, our overall backlog remains healthy. I am excited to move past the financial reporting issues and focus on operational improvements and growth. We are seeing more and more opportunities to deploy capital at attractive rates of return and grow our book value. Driving returns for our shareholders is our top priority.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Conference Call Information

Management will host a conference call to discuss the results at 10:00 AM Central Time on Thursday, March 16, 2023. To access the conference call, please pre-register using this link. Registrants will receive a confirmation with dial-in details. A live webcast of the event can be accessed using this link.

About Legacy Housing Corporation

Legacy builds, sells, and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores. The Company also sells directly to manufactured housing communities. Legacy is the fifth largest producer of manufactured homes in the

United States as ranked by the number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 395 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $33,000 to $180,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4900
investors@legacyhousingcorp.com

or

Investor Inquiries:
Duncan Bates, (817) 799-4837
duncanbates@legacyhousingcorp.com

Media Inquiries:
Kira Hovancik, (817) 799-4905
pr@legacyhousingcorp.com